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                                                                    EXHIBIT 23.1

                        Consent of Deloitte & Touche LLP

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-27131, 333-52467, 333-76915, 333-83581, 333-30900), Form
S-3 (File Nos. 333-81133, 333-80375, 333-53922) and Form S-4 (File No.
333-53146) of CIENA Corporation of our report dated February 12, 2001 (March 29, 2001 as to the second paragraph of Note 1) related to the financial statements of Cyras Systems, Inc. as of December 31, 1999 and 2000, and for the period from July 24, 1998 (inception) through December 31, 1998, for the years ended December 31, 1999 and 2000 and for the period from July 24, 1998 (inception) to December 31, 2000, which report is included in this current report on Form 8-K for CIENA Corporation.


/s/ Deloitte & Touche LLP

San Jose, California
March 29, 2001